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                                                                   EXHIBIT 99.1



                                  NEWS RELEASE

INNOVEX, INC.                             INNOVEX CONTACTS:
530 Eleventh Avenue South                 William P. Murnane, President and COO
Hopkins, MN  55343                        Douglas W. Keller, VP - Finance
Phone:  612-938-4155
Facsimile:  612-938-7718
Internet:  http://www.innovexinc.com

ADFLEX SOLUTIONS, INC.                    ADFLEX CONTACTS:
2001 W. Chandler Blvd.                    Neil Dial, President and COO
Chandler, AZ  85224                       Don Fredrick, Vice President and CFO
Phone:   602-786-8400
Facsimile:  602-786-8280
Internet:  http://www.adflex.com


           INNOVEX ANNOUNCES INTENT TO ACQUIRE ADFLEX SOLUTIONS, INC.

         July 1, 1999--Hopkins, MN--Innovex, Inc. (Nasdaq: INVX) and ADFlex Solutions, Inc. (Nasdaq: AFLX) announced today that the two companies have entered into a definitive merger agreement. Under the terms of the agreement, Innovex will commence a cash tender offer on July 7, 1999 to purchase all of the outstanding shares of ADFlex for $3.80 per share. By its terms, the tender offer, unless extended, will expire on August 3, 1999.

         Upon completion of the tender offer and following the post tender offer merger, ADFlex will become a wholly owned subsidiary of Innovex, which will continue to trade on the Nasdaq National Market under the symbol INVX. The transaction will be recorded using purchase accounting rules.

         The combined company will be the largest flexible circuit manufacturer in North America. On a pro forma basis, based on twelve month trailing revenues, the new company
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would have had annual revenue of approximately $230 million. By business segment, the combined company would generate approximately 54% of annual sales from hard disk drive, 17% from storage, 11% from telecommunications, 5% from computer, and 13% from consumer, medical, and other electronic markets. Although Innovex and ADFlex do not compete with each other, they operate with similar and complementary technologies. The companies anticipate significant cross-selling opportunities and manufacturing and product development synergies.

         Thomas W. Haley, Chairman and Chief Executive Officer of Innovex, Inc., said, "We believe that joining forces with ADFlex is in the best interests of our customers, our shareholders and our employees. The combining of these two companies will result in a larger, stronger organization that is better positioned to achieve its goals and succeed in a dynamic market place."

         William P. Murnane, President and Chief Operating Officer of Innovex, Inc., commented, "This transaction accomplishes a number of strategic objectives for Innovex. First, it broadens our customer base and product line while reducing our dependence on the volatile hard disk drive industry; second, it allows Innovex to employ its substantial financial resources in a manner that will provide a superior return to its shareholders; and third, it positions Innovex to leverage its process technology and low cost manufacturing operations to become the world's leading flexible circuit manufacturer."

         Steven Sanghi, Chairman of the ADFlex Board of Directors, said, "We are excited about the combination with Innovex. Though we are pleased with this quarter's operating results and profitability, our debt obligations made it necessary for ADFlex to seek a strategic partner. Innovex's strong balance sheet addresses ADFlex's immediate need for capital and provides the liquidity necessary to fund the operations of the Company in the second half of the year. Additionally, Innovex's technological base complements our existing products and customer base


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and creates opportunities to leverage business development with our customers."
ADFlex also prereleased its results for the quarter ended June 26, 1999 in a separate press release today.

         The transaction is subject to regulatory review and approval and the tender of a majority of the issued and outstanding ADFlex shares.

         Innovex also stated today that the Company expects its fiscal 1999 third quarter results from operations will be in the range of $0.17 to $0.19 per share, slightly less than analyst expectations set at the commencement of the quarter. The change is due to weaker than anticipated demand in the disk drive industry. While the overall disk drive related business was softer than anticipated, third quarter sales generated from flexible circuits are expected to increase 25% over the fiscal 1999 second quarter with similar growth anticipated in the fourth quarter.

         In addition, Innovex has entered into negotiations to divest its software division, Iconovex. The Company expects that it will record charges of approximately $1.7 million or $0.08 per share in the third quarter related to this divestiture. Since its inception, Iconovex and its Smart Solution joint venture have experienced operating losses and were projected to continue to do so in the foreseeable future. As a result, the divestiture will have a positive impact on future operating results.

         Innovex, Inc. is a diversified manufacturer of electrical components for the computer, medical and telecommunication markets. Innovex is known worldwide for its excellence in advanced engineering and low cost manufacturing.

         ADFlex Solutions, Inc. is a leading supplier of flexible circuit-based interconnect solutions to the computer, computer peripheral, communication and other industries. Applications for flex-based interconnects include cellular telephones, hard disk drives, and other


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storage systems, high-end consumer products, notebook computers, pagers and personal communications systems.

         Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, and other risks detailed from time to time in both Company's SEC reports, including Innovex, Inc.'s report on Form 10K for the year ended September 30, 1998, and Form 10Q for the quarter ended March 31, 1999, and ADFlex Solution Inc.'s Form 10-K for the year ended December 27, 1998, Form 10Q for the quarter ended March 28, 1999, and other Securities and Exchange Commission filings.


                                     [MORE]

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                           TELECONFERENCE CALL ALERT


                                    INNOVEX

Friday, July 2, 1999 at 10:00 a.m. Central Time

     To participate in the Innovex teleconference call, please dial
     212-676-5247.

     If you are not able to participate in the conference call, you may listen to a Post View recording as follows:

          Friday, July 2nd, beginning at noon Central Time through Saturday, July 3rd, at noon Central Time

     The number for Post View is: 1-800-633-8284 or 619-812-6440, code number 12696486#


                                     ADFLEX

Friday, July 2, 1999 at 11:00 a.m. Central Time

     to participate in the ADFlex teleconference call, please dial 212-896-6107.